Exhibit 10.3

TRANSITION AGREEMENT WITH GENERAL RELEASE OF CLAIMS

This Transition Agreement with General Release of Claims (this “Agreement”) is being entered into by and between Hanover Community Bank, a New York state chartered commercial bank with its principal place of business located at 2131 Jericho Turnpike, Garden City, N.Y. 11040 (the “Bank”) and McClelland W. Wilcox, an individual residing at 77 7th Avenue, 12M, New York, N.Y.   (“Executive”). The Bank and Executive may hereafter be referred to individually as a “Party” or collectively as the “Parties.”

WHEREAS, Executive is currently serving as President of the Bank under the terms and conditions of his Second Amended and Restated Employment Agreement by and between Executive and the Bank executed on April 27, 2023, and originally effective as of August 27, 2020 (“Employment Agreement”);

WHEREAS, Executive’s employment with the Bank will terminate as part of a management restructuring initiative, effective on March 31, 2026, unless (i) the Executive resigns his employment for any reason or dies prior to March 31, 2026, or (ii) the Bank terminates Executive’s employment due to Executive’s Disability (as defined in Section 6(d) of the Employment Agreement) or for Cause (as defined in Section 6(a) of  the Employment Agreement) prior to March 31, 2026 (“Separation Date”);

WHEREAS, Executive will cease to be an officer of Hanover Bancorp, Inc. (“Company”) as of Executive’s Separation Date;

WHEREAS, Executive is entitled to the severance benefits provided under his Employment Agreement, subject to the execution and non-revocation of this Agreement and “Supplemental Release” (as defined in Section 12); and

WHEREAS, the purpose of this Agreement is, in part, to memorialize the agreement between the Parties and to resolve any and all claims, disputes and other matters that may exist between them, if any, whether they have been raised or not.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.Separation from Service and Accrued Benefits.
(a)Executive shall separate from his employment with the Bank and cease to be an officer of the Company on his Separation Date.
(b) The Parties agree that: (i) Executive shall receive his base salary through his Separation Date, less all withholdings and deductions required by law, in accordance with the Bank’s normal pay procedures; (ii) except as otherwise provided in this Agreement, Executive will be entitled to receive all perquisites currently provided to the senior executive management team through his Separation Date; (iii) Executive shall be entitled to any fully vested and non-forfeitable benefits under the terms and conditions of applicable benefit plans or programs as of his Separation Date; and (iv) Executive shall be reimbursed for approved expenses that Executive has submitted in Executive’s final expense report, if any, and that the Bank determines are reimbursable under applicable Bank policies and procedures, and Executive acknowledges that the Bank does not owe him any other expense reimbursements. The Executive’s final expense report must be submitted to the Bank within three (3) business days following his Separation Date.

(c)As of his Separation Date, all base salary payments to Executive will cease and any benefits Executive had as of his Separation Date under Bank provided benefit plans, programs, or practices will terminate in accordance with the terms of the respective arrangements, except as required by federal or state law or as otherwise specifically set forth in this Agreement. Other than the accrued obligations noted above, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Bank following his separation from service, other than as set forth in his equity award agreements, any tax-qualified retirement plan sponsored by the Bank or Hanover Bancorp, Inc. (the “Company”) in which the Executive is a participant as of his Separation Date.
(d)Executive acknowledges and agrees that the payments and benefits referred to in Section 1 of this Agreement represent all compensation and benefits due and owing to Executive as a result of Executive’s service with the Bank and the Company. Executive further agrees that the additional benefits referred to in Section 2 are consideration for Executive’s promises contained in this Agreement and that the additional benefits are above and beyond any wages, salary, or other sums or benefits to which Executive is entitled from the Company or the Bank under the terms of Executive’s employment or any other source of entitlement.
(e)Notwithstanding the foregoing, Executive acknowledges and agrees that he has no rights to a benefit under the Hanover Community Bank Executive Annual Incentive Plan (“cash bonus plan”) for the 2025 calendar year or any portion of the 2026 calendar year.
2.Severance Benefits.
(a)Subject to, and as consideration for, the execution and non-revocation of this Agreement and the Supplemental Release attached hereto as Exhibit A, Executive shall receive, as severance, the following amounts in a lump sum cash payment, less applicable withholding.
●	$1,150,000.00 (two times Executive’s current base salary ($575,000));
●	$ 440,408.00 (two times the highest cash bonus paid over past three years (STI) ($220,204); and
●	$ 549,985.60 (two times full grant date fair value of any equity award granted over the past three years (LTIP) $274,992.80 (RSU/PSU)
(b)Executive shall receive the payments set forth in Section 2(a) above on October 2, 2026 (“Payment Date”), which is the first business day after the six-month anniversary of the Separation Date.  Other than in the event of Executive’s death, under no circumstances shall the payments set forth in Section 2(a) above be remitted to Executive prior to the Payment Date.
(c)In addition, in accordance with Schedule I of this Agreement, the Bank will continue the Executive’s health insurance benefits under the terms and conditions in effect as of his Separation Date for the earlier of: (i) twenty-four (24) months from his Separation Date or (ii) the Executive’s employment by another employer that provides similar benefits.
(d)Executive will receive a lump sum cash payment of $10,000 (equal to the cost of life insurance premiums for twenty-four months), less applicable withholding, in the first regularly scheduled Bank payroll following the Effective Date of Supplemental Release.

3.General Release.

The Executive, for himself, his heirs, successors and assigns, does hereby generally and completely waive, release and forever discharge, the Bank and the Company, and all the Bank and Company representatives, officers, directors, employees and affiliates, and each and every successor, assign and agent (the “Releases”), from and against any and all claims.  As used herein, “claims” means any and all matters relating to the Employment Agreement, including, but not limited to, any and all claims related to Executive’s service as an employee, officer or director of the Company or the Bank or any subsidiary or affiliate of the Company or the Bank through the Effective Date of this Agreement or arising from or related to Executive’s service with the Company or the Bank, and any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of actions, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive’s employment or service with the Company or the Bank or any subsidiary or affiliate thereof, and, except as set forth below, also includes but is not limited to: (i) claims under federal, state or local law (statutory or decisional) for breach of contract, tort, wrongful or abusive or unfair discharge or dismissal, impairment of economic opportunity or defamation, breach of fiduciary duty, intentional infliction of emotional distress, or discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation or any other unlawful criterion or circumstance; (ii) claims for compensation, bonuses or benefits; (iii) claims under any employment letter, service agreement, severance program, compensation, bonus, incentive, deferred retirement, health, welfare or benefit plan or arrangement maintained by the Company or the Bank; (iv) claims for sexual harassment; (v) claims related to whistle blowing; (vi) claims for punitive, incidental, indirect, consequential, special or exemplary damages; (vii) claims for violations of any of the following laws (as amended) from the beginning of time to the Effective Date of this Agreement: the Equal Pay Act, the Civil Rights Act of 1866, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 as amended, the Equal Pay Act, the Genetic Information and Discrimination Act, the Americans with Disabilities Act of 1991, the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993, the Rehabilitation Act, Executive Order 11246, all claims and damages relating to race, sex, national origin, disabilities, religion, sexual orientation, and age, all employment discrimination claims arising under similar state, country or city statutes, any claims for unpaid compensation, wages and bonuses under the federal Fair Labor Standards Act, 29 U.S.C. § 201, et seq., any and all claims for violation of Code Section 409A, or any state, county or city law or ordinance regarding wages or compensation, and (viii) claims for violations of any other applicable labor or employment statute or law, state or federal, from the beginning of time to the Effective Date of this Agreement.  In addition, Executive waives any and all rights under the laws of any jurisdiction in the United States that limit a general release to those claims that are known or suspected to exist in Executive’s favor as of the Effective Date of this Agreement.  The foregoing list is meant to be illustrative rather than exclusive.

Without in any way limiting the foregoing general release, this release also includes all claims for compensatory damages, punitive damages, attorney’s fees, salary and any payments described in the Employment Agreement.

Except as may be necessary to enforce this Agreement, and to the fullest extent permitted by law, Executive agrees not to permit, authorize, initiate, join or continue any lawsuit, administrative charges or complaints, arbitrations or proceedings (collectively, “Proceedings”) against any of the Releasees based in whole or in part on any Claim covered by this release.

Notwithstanding the generality of the foregoing Release, nothing herein constitutes a release or waiver by Executive of, or prevents Executive from making or asserting: (i) any claim or right Executive may have under COBRA; (ii) any claim or right Executive may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified defined benefit or defined contribution pension plan, non-qualified deferred compensation plan or equity incentive plan in which Executive participated in as of his Separation Date; (iv) any claim for indemnity under the Company’s certificate of incorporation and bylaws or to coverage under any directors’ and officers’ insurance policies; (v) any medical claim incurred during Executive’s employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the Effective Date of this Agreement; or (vii) any claim or right that is not otherwise able to be waived under applicable law.

In addition, nothing herein shall prevent Executive from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with Executive’s ability to participate in any investigation or proceeding conducted by such agency; provided, however, that Executive hereby waives any right to recover monetary damages or any other form of personal relief from the Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in this Agreement.

Executive represents and warrants that to the extent it is determined that any aspect or portion of this Agreement, including any aspect or portion of the release in this Agreement, requires the approval of any court, agency or other body to be effective, that he will cooperate fully with the Bank to secure that approval, and if requested will join in and support any such request for approval.

4.No Admission. The Parties agree that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by either of them or any of the other Releasees.
5.Confidential and/or Proprietary Information. Executive acknowledges that during his employment, Executive learned (and/or may learn) and came into contact with (and/or will come in contact with), certain confidential and/or proprietary information and trade secrets of the Company and the Bank and their respective affiliates and subsidiaries (collectively, “Confidential Information”). Executive acknowledges that Confidential Information includes, without limitation, trade secrets, client lists and information, personnel information, financial data, long range or short-range plans, or other data and information concerning the Company or the Bank or the affairs that the Company or the Bank has not previously disclosed to the public, and any confidential information of others provided to the Company or the Bank. Confidential Information includes information in any form, whether tangible or intangible, including without limitation all notes, records, drawings, handbooks, manuals, policies, contracts, memoranda, other documents, software, electronic files, discs, drives, other electronic data and tapes. Executive agrees that Confidential Information is and shall remain the exclusive property of the Company and the Bank, and Executive shall not disclose to any person or entity, use for his own benefit, copy, or make notes of any Confidential Information, except as and only to the extent expressly authorized by an officer of the Company or the Bank (other than Executive), in writing.

Executive acknowledges that a breach or threatened breach of the terms of this confidentiality provision by Executive would result in material and irreparable injury to the Company and the Bank, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, in addition to any other legal or equitable relief a court may award, the Company and the Bank shall be entitled to injunctive relief in the event of Executive breaches or threatens to breach any of the terms contained in this provision concerning Confidential Information.

Notwithstanding the foregoing, notice is hereby provided that, in accordance with the Defend Trade Secrets Act of 2016, Executive is immune from liability and shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (as that term is defined in the Defend Trade Secrets Act of 2016) that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney if such disclosure (a) is made solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.Return of Information and Property. No later than the  Separation Date, or earlier upon the request of the Company, Executive agrees to promptly return and represent he has returned to the Bank all information, property, and supplies belonging to the Bank, including without limitation any keys, laptop, computer and related equipment, security card and the originals and all copies of all files, materials, or documents (whether in tangible or electronic form) containing proprietary or Confidential Information or otherwise relating to the Company’s business, as well as any log-in credentials needed to access websites or accounts relating to the Company’s business.
7.Restrictive Covenants.
(a)The Executive will refrain from taking actions or making statements, written or oral, in any medium (including social media) which disparage or defame the goodwill, character, competence, or reputation of the Company or the Bank or their current, past and future directors, officers, employees, shareholders, principals, agents, or independent contractors. Executive understands that this non-disparagement provision does not apply on occasions when Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. Executive also understands that the foregoing non-disparagement provision does not apply on occasions when Executive provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this non-disparagement provision is intended in any way to intimate, coerce, deter, persuade, or compensate Executive with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law. In addition, nothing in this provision is intended to require Executive to provide notice to the Bank or its attorneys before reporting any possible violations of federal law or regulation to any governmental agency or entity (“Whistleblower Disclosures”), and Executive is not required to notify the Bank or its attorneys that Executive has made any such Whistleblower Disclosures.

(b)Executive agrees for one year following his Separation Date (the “Non-Solicit Period”), he shall not directly or indirectly (i) recruit, solicit or otherwise induce or attempt to induce any employees of the Company or any of its subsidiaries (including the Bank) to leave their employment or (ii) call upon, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any client, customer licensee, vendor, collaborator or corporate partner (including brokers) of the Company or any of its subsidiaries that had a business relationship with the Company or any of its subsidiaries at the time of termination of the Executive’s employment with the Company or any of its subsidiaries or six months prior thereto. The Executive acknowledges that, in the event of any such breach by the Executive of the non-solicitation provisions above, the Company and/or its subsidiaries would be harmed irreparably and immediately and could not be made whole by monetary damages. Accordingly, the Company and/or its subsidiaries, in addition to any other remedy to which any of them may be entitled, shall be entitled to an injunction or injunctions to prevent breaches of such provisions and to compel specific performance of the provisions hereof. If any provision of this Agreement is found to be unenforceable, then it is the intention of the Parties that the remainder of this Agreement shall be unaffected and the provision found to be unenforceable shall be deemed modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Non-Solicit

Period be deemed to be the longest period permissible by law, but not in excess of the length provided above).

8.Acknowledgment and Affirmations.
(a)Executive affirms that Executive has not filed, or caused to be filed, and ~~or~~ presently is not a party to any claim against Releasees (excepting any Whistleblower Disclosures that Executive is not legally required to disclose) and that no such filings or claims are contemplated.
(b)Executive also affirms that Executive has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Executive signs this Agreement.
(c)Executive affirms that Executive has been granted any leave to which Executive was entitled from Employer under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
(d)Executive further affirms that Executive has no known workplace injuries or occupational diseases.
(e)Executive also affirms that Executive has not misappropriated or improperly disclosed any financial, proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies, Executive’s agreement(s) with Employer and/or any applicable common law. This Agreement does not limit Executive from providing any documents to the U.S. Securities and Exchange Commission as part of a whistleblower action and/or a report of possible violations of any federal securities law.
(f)Executive further affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by Employer, its officers or any other Releasees identified in this Agreement, including any allegations of corporate fraud.
(g)Executive affirms that he is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability benefits. In the event any statement in the first sentence of this Section is incorrect (for example, but not limited to, if Executive is a Social Security Disability beneficiary, etc.), the following sentences of this Section apply.  Executive affirms, covenants, and warrants he has made no claim for illness or injury against, nor is he/she aware of any facts supporting any claim against, Releasees under which they could be liable for medical expenses incurred by him before or after the execution of this Agreement. Furthermore, he is aware of no medical expenses which Medicare has paid and for which Releasees are or could be liable now or in the future. Executive agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Executive will indemnify, defend, and hold Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and he/she further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. §  1395y(b)(3)(A) et seq.
9.Consideration Period. Since Executive is 40 years of age or older, he is hereby informed that he has or may have specific rights and/or claims under the ADEA.
(a)Executive acknowledges that he has been given at least twenty-one (21) days from the date he received this Agreement to consider this Transition Agreement, and that he is advised to consult with an attorney of his own choosing prior to signing this Transition Agreement. If Executive wishes to accept the terms of this Agreement, he must sign and return the Agreement to
Lisa Kotliar via email at lkotliar@hanoverbank.com or by overnight delivery to 80 E Jericho Turnpike, Mineola, NY 11501.
(b)Executive is hereby advised that he may revoke this Agreement for a period of seven (7) days after he signs it, and this Agreement, including the release provided in Section 3 of this Agreement, shall not be effective or enforceable until the expiration of such seven (7) day revocation period. The twenty-one (21) day review period will not be affected or extended by any revisions, whether material or immaterial, that have been, or in the future might be made to this Transition Agreement.
(c)Executive acknowledges that he has carefully read and fully understands all of the provisions of this Transition Agreement, and he knowingly and voluntarily agrees to all of the terms set forth in this Transition Agreement.
(d)In entering into this Transition Agreement, Executive is not relying on any representation, promise or inducement made by the Releasees or their attorneys with the exception of those promises described in this document.
(e)If Executive signs this Agreement prior to the end of the twenty-one (21) day review period, he has done so voluntarily; and has seven (7) calendar days after executing this Agreement to revoke it by providing written notice of revocation either via email to or by overnight delivery to no later than 11:59 p.m. on the seventh (7th) calendar date after Executive has signed this Agreement. Executive further understands that if he revokes the Agreement, it shall be null and void and of no force or effect on either Executive or the Company or the Bank. This Agreement is not effective or enforceable until after the seven (7)-day period expires without revocation (the “Effective Date”), and the promises of the Bank and the Company under this Agreement will arise only after this time. Further, as detailed in Section below, the obligations of the Bank and the Company to provide Executive with the benefits described in Sections 2 of this Agreement will arise only after the Supplemental Release is effective.
10.Additional Provisions.
(a)The Parties represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement, other than those contained in this Agreement, made by the other Party or their respective agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement and may not be altered or amended except by an instrument in writing signed by both Parties.
(b)Neither the waiver by either Party of a breach of or default under any of the provisions of this Agreement, nor the failure of such Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, unenforceable or otherwise in conflict with law, the validity of the remaining parts, terms or provisions shall not be affected, provided that if a court finds that the release language is unenforceable, the Parties shall, in good faith, rewrite (or, if they cannot agree, ask the court to rewrite) the offending language to cure the defect in a reasonable manner that maintains the intended status quo as closely as possible. This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties, and their respective successors, heirs, and assigns, provided that this Agreement may not be assigned by Executive without the Company’s written consent.

(c)This Agreement shall be governed and conformed in accordance with the laws of the State of New York. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for the breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the general release language is found to be illegal or unenforceable, Executive agrees to execute a binding replacement release.
(d)This Agreement may be executed electronically and may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same written agreement, which shall be binding and effective as to all Parties.
(e)The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.  The Whereas recitals in this Agreement are intended to be material terms of this Agreement.  There shall be no presumption or construction against the party who caused this Agreement to be drafted.
(f)Following the Separation Date, Executive agrees to cooperate fully with the Company and the Bank in any matters that have given, or may give, rise to a legal claim against the Company and  of which he is knowledgeable as a result of his employment with the Bank. This requires  Executive, without limitation, to (a) make himself available upon reasonable request and notice to provide  information and assistance to the Company on such matters without additional compensation (including but not limited to preparing discovery responses, and preparing for and attending  depositions, mediations, and trial),  (b)  maintain the confidentiality of all Company privileged or confidential information including, without  limitation, attorney-client privileged communications and attorney work product, unless disclosure is  required by law or is expressly authorized by the Company, and (c) notify the Company promptly of any requests to him for information related to any pending or potential legal claim or litigation  involving the Company, reviewing any such request with a designated representative of the Company  prior to disclosing any such information, and permitting a representative of the Company to be present during any communication of such information.  The Company and/or the Bank shall reimburse Executive for all reasonable expenses incurred in connection with any such cooperation.
11.Section 409A. It is intended that all payments made under the terms of this Transition Agreement come within exceptions to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) as short-term deferrals or as payments of separation pay upon an involuntary separation of service. The Transition Agreement and all related documents shall be interpreted and administered in accordance with that intention. However, if any amount payable under this Transition Agreement is determined to be subject to Section 409A then such payments shall be administered in accordance with Section 409A, provided that the Company and the Bank shall not be liable for any failures under this Section 11 that result in any taxes or other amounts due under the terms of Section 409A. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A. To the extent that any payment or benefit described in this Transition Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). To the extent any amount subject to Section 409A is to be paid or provided to the Executive in connection with a separation from service at a time when he is considered a specified employee within the meaning of Section 409A then such payment shall not be made until the date that is six months and one day following such separation from service, or in a lump sum upon his earlier death.  If any payment subject to Section 409A is contingent on the delivery of a release by Executive and could occur in either of two years, the payment will occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Executive. Executive shall be solely responsible for the tax consequences with respect to all amounts payable under this agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.
12.Supplemental Release. In consideration of the payments described in Section 2, Executive agrees to sign and return to Lisa Kotliar via email at lkotliar@hanoverbank.com or by overnight delivery to 80 E Jericho Turnpike, Mineola, NY 11501, the Supplemental Release Agreement attached hereto as Exhibit A on (but not before) his Separation Date. Executive agrees that the Company or the Bank may delay payments due and payable to Executive after his Separation Date until after the effective date of the Supplemental Release.

IN WITNESS HEREOF, THE PARTIES HAVE AGREED AND AFFIXED THEIR SIGNATURES BELOW:

HANOVER COMMUNITY BANK

By: /s/ Michael P. PuorroDate:3/10/2026

Michael P. Puorro

Chairman & CEO

EXECUTIVE

/s/ McClelland W. WilcoxDate:3/6/2026

McClelland W. Wilcox

Schedule I

The Bank shall continue to provide the Executive with the health insurance coverage he had as of his Separation Date, under the terms and conditions as of his Separation Date (25%/75%). The Executive will be required to pay 25% of the health insurance premiums as a reimbursement to the Bank on the  first day of each month following the Separation Date.  The Bank’s Human Resources Department will notify the Executive as to the amounts due and owing to the Bank for each month.   These amounts may vary due to increases in premiums.   The Bank may elect to provide continued insurance coverage through COBRA.

Exhibit A

SUPPLEMENTAL RELEASE AGREEMENT

March 31, 2026

Mr. Wilcox

Re:Supplemental Release Agreement

Dear Mac:

This is the Supplemental Release Agreement (“Supplemental Release”) that you have agreed to provide to Hanover Community Bank (the “Bank”) and its affiliates, including Hanover Bancorp, Inc. (the “Company”).

For and in consideration of the payments described in Section 2 of the Transition Agreement and General Release (“Agreement”) between you and the Bank that was entered into in
March 10, 2026 (which is hereby incorporated by reference), you on your own behalf and on the behalf of your agents, heirs, executors, administrators, representatives, attorneys, successors and assigns, hereby release~~s~~ and forever discharge~~s~~ the Company and its current, past and future parents, subsidiaries,  divisions and affiliates, and each of their directors, officers, employees, shareholders, principals, agents,  independent contractors, benefit plans, insurers, and re-insurers, and each of their heirs, successors and assigns (the “Releasees”), of and from any and all claims, promises, damages, and actions of any nature, whether in tort, contract, by statute, or on any other basis, whether in law or in equity, whether known or unknown, (collectively, “Claims”), which you may have against them arising prior to the Effective Date of the Supplemental Release.

Without in any way limiting the foregoing general release, you hereby generally and completely waive, release and forever discharge, the Bank and the Company, and all the Bank and Company representatives, officers, directors, employees and affiliates, and each and every successor, assign and agent (the “Releases”), from and against any and all claims.  As used herein, “claims” means any and all matters relating to the Employment Agreement, including, but not limited to, any and all claims related to Executive’s service as an employee, officer or director of the Company or the Bank or any subsidiary or affiliate of the Company or the Bank through the Effective Date of this Agreement or arising from or related to Executive’s service with the Company or the Bank, and any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of actions, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive’s employment or service with the Company or the Bank or any subsidiary or affiliate thereof, and, except as set forth below, also includes but is not limited to: (i) claims under federal, state or local law (statutory or decisional) for breach of contract, tort, wrongful or abusive or unfair discharge or dismissal, impairment of economic opportunity or defamation, breach of fiduciary duty, intentional infliction of emotional distress, or discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation or any other unlawful criterion or circumstance; (ii) claims for compensation, bonuses or benefits; (iii) claims under any employment letter, service agreement, severance program, compensation, bonus, incentive, deferred retirement, health, welfare or benefit plan or arrangement maintained by the Company or the Bank; (iv) claims for sexual harassment; (v) claims related to whistle blowing; (vi) claims for punitive, incidental, indirect, consequential, special or exemplary damages; (vii) claims for violations of any of the following laws (as amended) from the beginning of time to the Effective Date of this Agreement: the Equal Pay Act, the Civil Rights Act of 1866, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 as

amended, the Equal Pay Act, the Genetic Information and Discrimination Act, the Americans with Disabilities Act of 1991, the Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993, the Rehabilitation Act, Executive Order 11246, all claims and damages relating to race, sex, national origin, disabilities, religion, sexual orientation, and age, all employment discrimination claims arising under similar state, country or city statutes, any claims for unpaid compensation, wages and bonuses under the federal Fair Labor Standards Act, 29 U.S.C. § 201, et seq., any and all claims for violation of Code Section 409A, or any state, county or city law or ordinance regarding wages or compensation, and (viii) claims for violations of any other applicable labor or employment statute or law, state or federal, from the beginning of time to the Effective Date of this Agreement.  In addition, Executive waives any and all rights under the laws of any jurisdiction in the United States that limit a general release to those claims that are known or suspected to exist in Executive’s favor as of the Effective Date of this Agreement.  The foregoing list is meant to be illustrative rather than exclusive.

Except as may be necessary to enforce this Agreement, and to the fullest extent permitted by law, you agrees not to permit, authorize, initiate, join or continue any lawsuit, administrative charges or complaints, arbitrations or proceedings (collectively, “Proceedings”) against any of the Releasees based in whole or in part on any Claim covered by this release.

Notwithstanding the generality of the foregoing Release, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified defined benefit or defined contribution pension plan, non-qualified deferred compensation plan or equity incentive plan in which you participated in as of March 31, 2026 (your “Separation Date”); (iv) any claim for indemnity under the Company’s certificate of incorporation and bylaws or to coverage under any directors’ and officers’ insurance policies; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the Effective Date of this Agreement; or (vii) any claim or right that is not otherwise able to be waived under applicable law.

In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that you hereby waives any right to recover monetary damages or any other form of personal relief from the Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in this Supplemental Release.

You represent and warrant that to the extent it is determined that any aspect or portion of this Supplemental Release requires the approval of any court, agency or other body to be effective, that you will cooperate fully with the Bank or the Company to secure that approval, and if requested you will join in and support any such request for approval.

Without in any way limiting the foregoing general release, this release also includes all claims for compensatory damages, punitive damages, attorney’s fees, salary and any payments described in the second Amended and Restated Employment Agreement by and between the Bank and Executive effective April 27, 2023, or other monies due.

Consideration Period. Because the arrangements discussed in this Supplemental Release affect important rights and obligations, we advise you to consult with an attorney before you agree to the terms set forth herein. You have more than twenty-one (21) days from the date you receive this Supplemental Release within which to consider it, but you may not sign it before your Separation Date. If you decide to accept the benefits offered herein, you must sign this Supplemental Release on (but not before) your Separation Date and return it promptly to Lisa Kotliar via email at lkotliar@hanoverbank.com.  If you do not wish to accept the terms of this Supplemental Release, you do not have to do anything.

Revocation Rights. For a period of up to and including seven (7) days after the date you sign this Supplemental Release, you may revoke it entirely. No rights or obligations contained in this Supplemental Release shall become enforceable before the end of the 7-day revocation period. If you decide to revoke the Supplemental Release, you must deliver to Lisa Kotlier via email at lkotliar@hanoverbank.com a signed notice of revocation on or before the last day of this 7-day period.  If you do not revoke this Supplemental Release, it will become effective and irrevocable after the expiration of the seven (7) revocation period (the Effective Date of the Supplemental Release).

Acknowledgments. Your signature below will be an acknowledgment that no other promise or agreement of any kind has been made to you by the Bank to cause you to execute this Supplemental Release, that you had more than twenty-one (21) days to review this Supplemental Release and were advised to consult with an attorney or other person of your choosing about its terms before signing it, that the only consideration for your signature is as indicated above, that you fully understand and accept this Supplemental Release, that you are not coerced into signing it, and that you signed it knowingly and voluntarily because it is satisfactory to you.

I have carefully read the above Supplemental Release, understand the meaning and intent thereof, and voluntarily agree to its terms this 31st day of March, 2026.

/s/ McClelland W. Wilcox

McClelland W. Wilcox (not valid if signed before your Separation Date)